Morgan Stanley Dean Witter Income Builder Fund
Item 77(o) 10f-3 Transactions
October 1, 2000 - March 31, 2001


Security
Date of
Purchase
Price
Of
Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker

Duke Energy

03/13/01

$25.00

78,000

0.834%

$775,000,000

0.252%
Merrill
Lynch
Boston
Properties

10/30/00

$39.06

20,000

0.310%

$585,937,500

0.133%
Goldman
Sachs



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